                                                                   Exhibit 10.9
                       LICENSE AND DEVELOPMENT AGREEMENT
                       ---------------------------------

     This Agreement is made as of December 31, 1992 by and between Control Delivery Systems, Inc., a Delaware corporation ("CDS") and Chiron IntraOptics, Inc. a Delaware corporation ("CIO").

                                   BACKGROUND
                                   ----------

    A. CDS has obtained an exclusive, worldwide License from the University of Kentucky Research Foundation ("UKRF") to the Licensed Patent Rights (as defined herein) relating to certain sustained release drug delivery devices which have particular application to ophthalmic diseases, and has developed expertise in performing research and development relating to such devices.

    B. CIO is in the business of developing and commercializing products for ophthalmic applications, and has established an extensive sales force trained in servicing the requirements of ophthalmic surgeons.

    C. CIO is entering into separate agreements with CDS, dated the date hereof, pursuant to which, inter alia, CIO will purchase 30,000 shares of Common Stock of CDS.

    D. CIO desires to obtain an exclusive license to certain technology owned or controlled by CDS, including an exclusive sublicense under CDS's license from UKRF, to obtain rights to negotiate licenses for additional CDS technology and products, and to collaborate with CDS on the development of certain ophthalmic products. CDS and CIO desire to enter into an agreement relating to such matters.

    NOW THEREFORE, in consideration of the mutual agreements provided herein, CDS and CIO agree as follows:

1.  Definitions
    -----------

    1.1 "Affiliate" shall mean any corporation, or other entity controlling, controlled by or under common control with a party to this Agreement. For such purpose "control" shall mean the ownership, directly or indirectly, of 50% or more of the voting stock of a corporate entity, or of 50 % or more of the beneficial interest of an entity other than a corporation.

    1.2 "FDA" shall mean the United States Food and Drug Administration, or a successor to such agency.

    1.3 "INDA" shall mean an investigational new drug application and associated documents required to be filed with the FDA in order to obtain approval to commence human clinical trials of a product.

    1.4 "Initial Ophthalmic Products" shall mean three Licensed Products for Ophthalmic Applications each of which contain one of the following as the principal active ingredient: (i) intravitreal ganciclovir, (ii) subconjunctival 5FU, and (iii) intravitreal cyclosporine, or such other active ingredients as shall be mutually agreed upon by CDS and CIO. "Principal active ingredient", as used herein, shall mean a chemical or biological compound which acts upon the primary disease process being treated as defined by claims made under the new drug application filed with the FDA for such product.

    1.5 "Know-How" shall mean any knowledge and proprietary information which is not generally publicly known, including without limitation all preclinical, clinical, chemical, biochemical, toxicological, manufacturing, formulation and scientific research information, whether or not capable of precise separate description but which alone or when accumulated gives to the one acquiring it an ability to study, test, produce, formulate or market something which one otherwise would not have known to study, test, produce, formulate or market in the same way.

    1.6 "Licensed Know-How" shall mean any and all Know-How owned or controlled by CDS which is necessary or useful for making, using or selling the Licensed Products, including but not limited to in vitro, preclinical and clinical data, regulatory filings, and manufacturing information.

    1.7 "Licensed Patent Rights" shall mean United States Patent Application Serial Number 07/658,695, any corresponding foreign patent application, and any continuation, continuation-in-part, divisions, reissues or extensions of the foregoing, and any patents issuing from any of the foregoing applications.

    1.8 "Licensed Product(s)" shall mean a sustained-release drug delivery system for use in Ophthalmic Applications, the manufacture, use or sale of which would, in the absence of a license, infringe a claim contained in the Licensed Patent Rights.

    1.9 "Licensed Process(es)" shall mean the process or processes of using a Licensed Product in Ophthalmic Applications, which use would, in the absence of a license, infringe a claim contained in the Licensed Patent Rights.

    1.10 "NDA" shall mean a New Drug Application and associated documents required to be filed with the FDA in order to obtain approval to market a particular product.

    1.11 "Net Sales" shall mean the amount invoiced for sales, leases or other dispositions of Licensed Products or Licensed Processes hereunder (other than sales, leases or other dispositions to Affiliates unless such Affiliate is the end user), less the following deductions (to the extent they are not already reflected in the amount billed):

              a) Discounts, uncollectible debt, and wholesaler chargebacks allowed and taken in amounts customary in the trade;
              b) Import, export, excise, sales or use taxes, tariffs or duties directly imposed and with reference to particular sales;
              c) Outbound transportation prepaid or allowed; and
              d) Amounts allowed or credited on returns or retroactive price reductions. No deduction shall be made (i) for commissions paid to individuals whether they be with independent sales agencies or regularly employed by CIO, (ii) for cost of collections, or (iii) for royalties, fees or other costs of drug acquisition paid to holders of licenses or patents for drugs used in connection with the Licensed Products or Licensed Processes. Licensed Products) or Licensed Process(es) shall be considered "sold" when billed out or invoiced to a third party. If a Licensed Product is incorporated into another product or is sold in combination with other products and not invoiced separately, such Licensed Product shall be included in Net Sales at the then current list price for such quantities of such Licensed Product with any discount from list price being applied proportionately to the discount from list price of the Product into which the Licensed Product was incorporated or the list price of the other products sold, as the case may be.

    1.12 "Ophthalmic Applications" shall mean methods or products used for the purpose of treatment, diagnosis, mitigation or prevention of a disease or condition relating to the eye or to vision.

    1.13  "UKRF" shall mean the University of Kentucky Research Foundation.

    1.14 "UKRF License" shall mean that certain License Agreement, dated October 20, 1991, between URRF and CDS, relating to the Licensed Patent Rights as such agreement may be amended in the future pursuant to the terms hereof.

2.  License Grants
    --------------

    2.1 Subject to the terms and conditions of this Agreement, CDS hereby grants to CIO and its Affiliates a sole and exclusive worldwide license (including an exclusive sublicense under the UKRF License), under the Licensed Patent Rights and Licensed Know-How, to make, use, lease and sell the Licensed Products and Licensed Processes for Ophthalmic Applications. CIO shall have the right to sublicense its rights hereunder; provided, however, that for five years after the date of this Agreement, CIO shall not, without the written consent of CDS (which consent shall not be unreasonably withheld or delayed), enter into a sublicense agreement relating to rights in the United States which .agreement would result in CIO having no direct involvement in manufacturing, marketing or regulatory activity concerning Licensed Products. Without limiting the generality of the foregoing, CDS includes in such license to CIO any and all of its rights and interests in the Initial Ophthalmic Products. CDS further agrees to refrain from asserting against CIO, with respect to CIO's activities licensed hereunder, any other patent or proprietary right owned or controlled by CDS which covers the Licensed Products, Licensed Processes or Licensed Know-How that might otherwise be infringed by CIO in making, using or selling Licensed Products and Licensed Processes hereunder. The parties acknowledge that CDS retains its rights in the Licensed Patent Rights and the Licensed Know-How for applications other than Ophthalmic Applications.

    2.2 CDS shall maintain the UKRF License in full force and effect and shall not amend or modify the UKRF License without CIO's written consent, which consent CIO shall not unreasonably withhold or delay.

    2.3 Notwithstanding the license grant in Section 2.1, CDS hereby retains and reserves a nonexclusive, non-transferable royalty-free right and license under the Licensed Patent Rights and Licensed Know-How solely for research use involving Ophthalmic Applications, but not for making, using or selling any commercial products or processes for Ophthalmic Applications.

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

    2.4 If, during the term of this Agreement, CIO determines, in its discretion, not to pursue development or commercialization (either through its own development effort or through licensing others for such purpose) of any Licensed Products for a particular disease or condition included within Ophthalmic Applications, then CIO shall so notify CDS, and if CDS notifies CIO, within 60 days after such notice from CIO, that it desires a license under the Licensed Patent Rights to develop a product for that same disease or condition, then CIO shall grant CDS a nonexclusive, transferable, royalty-free sublicense for such application provided that CDS shall not grant any sublicense on royalty terms more favorable than those granted to CIO in this Agreement. Such license to CDS shall cover only the Licensed Patent Rights, and not any other proprietary rights of CIO.

3.  Payments and Royalties
    ----------------------

    In consideration of the license rights granted to CIO under Section 2, CIO shall make the following payments to CDS:

    3.1 On the date of this Agreement, CIO shall pay CDS an initial license fee in the amount of one million, nine hundred thousand dollars ($1,900,000) as a one-time license fee; provided, however, that one-half of such payment shall automatically convert into an advance payment of royalties, which shall be fully creditable against any earned royalties that would otherwise become payable hereunder, if at (or before) the time CIO obtains regulatory approval to market its first Licensed Product in the United States, the United States Patent and Trademark Office has not issued a patent from U.S. Patent Application Serial Number 07/658,695, which patent shall contain claims substantially the same as those set forth in Exhibit 3.1.

    3.2 CIO shall pay to CDS a royalty equal to a percentage, as set forth below, of the cumulative Net Sales of each licensed Product by CIO and .its Affiliates and sublicensees: [*] of Net Sales for the first [*] of Net Sales of the relevant Licensed Product; [*] of Net Sales of such Licensed Product for the next [*] in Net Sales of the relevant Licensed Product; and [*] of Net Sales of such Licensed Product on all Net Sales of such Licensed Product after [*] in Net Sales for such Licensed Product have been achieved. For purposes of determining the applicable royalty rate, Net Sales of CIO and its Affiliates and sublicensees shall be aggregated, and cumulated from the commencement of sales of each product, on a worldwide, product-by-product basis, and all product dosage forms, formulations, clinical indications and applications based on a particular principal active ingredient shall be considered a single Licensed Product for such purpose. Such royalty payment obligations shall be subject to credits and adjustments as set forth in this Agreement, and all credits shall be carried forward until fully utilized.

    3.3 CIO shall also pay to CDS any royalty amounts owing from CDS to UKRF under the UKRF License with respect to sales of Licensed Products under this Agreement; provided, however, that such payments shall in no event exceed

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

[*] of Net Sales. Notwithstanding the foregoing, if UKRF shall deliver a notice of nonpayment of royalties pursuant to Section 7.2 of the UKRF License, CIO shall have the right to make such payments directly to UKRF until such time as CIO shall be reasonably satisfied with CDS' ability to pay.

    3.4 If at any time during the term of this Agreement, one or more competitors introduce in any country a product that competes with a Licensed Product and uses a control delivery system substantially similar to that used in the Licensed Products, then the parties shall promptly negotiate an equitable adjustment to the royalty rate on Net Sales of such Licensed Product in that country. In determining the appropriate royalty adjustment under this Section 3.4, the parties shall take into account the extent to which royalties have been adjusted as to the same Licensed Product in the same country pursuant to the provisions of Section 6.5. The parties shall attempt for 60 days from notice to CDS by CIO of such competing product to reach agreement on any adjustment provided for in this Section 3.4, and if, at the end of such 60-day period, such negotiations have not resulted in an agreement, then either CIO or CDS may elect, by written notice to the other, to have the matter finally settled by an arbitration to take place in accordance with the Commercial arbitration rules of the American Arbitration Association ("AAA"). There shall be one arbitrator selected by mutual agreement of CDS and CIO or if they are unable to agree by the AAA. The arbitrator shall hear evidence and shall have the power to order production of such documents from CIO and CDS as the arbitrator shall determine necessary.

    3.5 Notwithstanding anything herein to the contrary, (i) the obligation to pay royalties is to be imposed only once with respect to any particular unit of the applicable Licensed Product or Licensed Process, regardless of the number of Licensed Patent Rights covering the same, and (ii) no additional royalty shall be payable as to a Licensed Process to the extent such process is performed using units of Licensed Product for which a royalty is paid.

4.  Royalty Reports and Payments
    ----------------------------

    4.1 During the term of this Agreement and for so long thereafter as is required to report royalties payable under Section 13.3, CIO shall deliver to CDS within 60 days after March 31, June 30, September 30, and December 31 of each year a report, showing total billings for each Licensed Product, deductions from Net Sales, total royalties due and any credits permissible pursuant to this Agreement. Simultaneously with the delivery of each such report, CIO shall pay to CDS the royalty payments due under this Agreement for the period covered by such report. If no royalties are due, it shall be so reported. Late payments shall bear interest at the rate of twelve percent per annum.

    4.2 Royalties shall be paid in United States dollars to CDS at CDS's address for notice specified in Section 14.3 hereof, or at such other place as CDS may reasonably designate by notice consistent with the applicable laws and regulations of any foreign jurisdiction. The Net Sales amount calculated hereunder shall first be determined in the currency in which the Licensed Product was sold and then converted into its equivalent in United States currency at the average monthly conversion rate for such foreign currency computed base on the conversion rates as published in the Wall Street Journal for the last month of the accounting period for the report, made under section
4.1 above.

    4.3 If the law or regulation of any country shall at any time operate to prohibit the transfer of funds therefrom to CDS, CIO shall notify CDS to such effect and (provided that CIO shall first attempt in good faith to follow CDS's instructions pursuant to the first sentence of Section 4.2) shall have the right to pay or cause to be paid royalties hereunder on account of its sales and the sales of its Affiliates and sublicensees in such country by depositing local currency (if CIO is paid in such currency) to the account of CDS in an interest-bearing account if permissible at the prevailing commercial interest rate in a bank in such country (which account and bank are reasonably acceptable to CDS). CIO shall thereafter cooperate with CDS in CDS's efforts to obtain the lawful release of said funds to CDS, but shall have no further responsibility therefor.

          If laws or regulations require the withholding of income taxes owed by CDS on account of royalties accruing under this Agreement, such taxes shall be deducted on a country-by-country basis by CIO from such remittable royalty and will be paid by it to the proper taxing authority. Proof of payment shall be secured and sent to CDS as evidence of such payment.

    4.4 For a period not less than five years after the relevant period of sales CIO shall keep full true, and accurate books of account sufficient to determine Net Sales for each Licensed Product and the royalties due hereunder. CDS shall have the right not more than once during any calendar year, to have the books and records of CIO and such Affiliates that sell Licensed Products audited by a qualified independent accounting firm of its choosing, under appropriate confidentiality provisions, to ascertain the accuracy of the reports and payments hereunder and compliance by CIO and such Affiliates with their obligations under this Agreement. Such audit shall be conducted upon at least 20 days advance notice during normal business hours and in a manner that does not interfere unreasonably with their business. In the event any such audit determines that the reported Net Sales were less than 90% of actual Net Sales for the period in question, then the reasonable costs of such audit shall be borne by CIO and CDS shall have the right to conduct such audits once every six months during the next succeeding calendar year. In all other events the costs shall be borne by CDS. CIO shall pay interest at a rate of twelve percent per annum on any delinquent royalty payments shown to be owing to CIO as a result of such audit.

5.  Patent Rights
    -------------

    5.1 CDS shall file, prosecute and maintain, and pay the cost thereof, of all Licensed Patent Rights in the United States, or shall cause UKRF to do the same. CDS shall file, prosecute and maintain at CIO's expense all Licensed Patent Rights in the foreign jurisdictions listed in Exhibit 5.1 and in such other jurisdictions as CIO determines. However, notwithstanding the foregoing, if CDS determines not to file or continue to prosecute any such applications, or to maintain in effect any patent resulting from any of such applications, then CDS shall promptly so notify CIO in writing, and CIO shall have the option to file, prosecute or, maintain such patent applications at its expense, in which case CDS shall assign it rights to such applications and patents to CIO without any further consideration therefor. CDS shall advise CIO in a timely manner as to the status of all patent applications included in Licensed Patent Rights, and upon request provide CIO with copies of the complete patent prosecution files of such patent applications and patents issued therefrom.

    5.2 CDS shall (or shall cause UKRF to), at all times during the life of Licensed Patent Rights, provide CIO in a timely manner with copies of all material notices and correspondence from governmental departments, agencies and courts pertaining to matters covered in such patents or patent applications, including but not limited to notices of tax and maintenance payments due.

    5.3 In the event CDS shall at any time while this Agreement is in effect be compelled by applicable law to issue licenses to other licensees for the Licensed Products under the Licensed Patent Rights or Licensed Know-How, CDS shall inform CIO of the order compelling any such licenses and shall renegotiate the royalties and other payments required hereunder only with respect to the country or countries wherein such compulsory licenses have been ordered so that the renegotiated royalty and payment terms shall be no less favorable to CIO than those granted to any third party under any such compulsory license.

6.  Infringement: Enforcement of Proprietary Rights
    -----------------------------------------------

    6.1 CIO shall inform CDS promptly of any alleged infringement involving Ophthalmic Applications by third parties of any Licensed Patent Rights and provide any information available to CIO relating to such alleged infringement. CDS shall promptly investigate such alleged infringement and act diligently to end any infringement of such rights, including but not limited to bringing suit against such third-party infringer, or causing UKRF to take such steps. Unless otherwise agreed by CDS and CIO, CDS shall bear the cost of any such infringement suit commenced by CDS and shall keep any recovery derived therefrom. CDS shall consult with CIO on the material aspects of such litigation, and shall select counsel to which CIO has no reasonable objection. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CIO, which consent shall not be unreasonably withheld or delayed. CDS shall indemnify CIO against any order for costs that may be made against CIO in such proceedings.

    6.2 If within 120 days after having been notified of any alleged infringement, CDS (or UKRF) shall have been unsuccessful in obtaining the agreement of the alleged infringer to desist from the infringing activities, or shall not have brought and be diligently prosecuting an infringement action, or if CDS shall have notified CIO of its intention not to bring suit against the alleged infringer, then (and only then) CIO shall have the right, but not the obligation, to prosecute such infringement at its own expense with counsel to which CDS has no reasonable objection. In such case CIO shall have the right to withhold from its royalty obligations pursuant to Article 3, to the extent of CIO's expenses then incurred in connection with such suit, 50 % of the royalties otherwise thereafter due hereunder to CDS and UKRF, and CIO shall apply the reduced amounts toward reimbursement of CIO's expenses, including reasonable attorneys' fees, in connection with such suit, until such time as such expenses shall have been fully reimbursed. If such expenses are less than the maximum amount that may be credited, the credit shall be applied first against the royalties due UKRF and then against the royalties due CDS. CIO shall consult with CDS on material aspects of such litigation. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CDS which consent shall not be unreasonably withheld or delayed. CIO shall indemnify CDS and UKRF against any order for costs that may be made against either of them in such proceedings.

          Any recovery of damages in any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of CIO in connection with the suit, and next toward reimbursement of CDS and UKRF for any royalties

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

withheld and applied pursuant to this Article 6. The balance remaining from any such recovery shall be retained by CIO, provided that such remaining balance shall be deemed included within Net Sales under this Agreement and shall bear royalties as provided herein.

    6.3 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against CIO, CDS, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the defense of the action at its own expense; provided that CDS shall consult with CIO on material aspects of such litigation and provided further that CDS shall select counsel to which CIO has no reasonable objection. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CDS which consent shall not be unreasonably withheld or delayed.

    6.4 Should CDS or CIO commence a suit under the foregoing provisions and thereafter elect to abandon the same, the abandoning party shall give timely written notice to the other party and such other party may continue prosecution of such suit, with the expenses and recovery being allocated as set forth in Sections 6.1, 6.2, and 6.3.

          In the event of any infringement suit against a third party brought by either party pursuant to this Article 6, the party not bringing such suit shall cooperate in all respects, execute any documents reasonably necessary to permit the other party to prosecute such suit, and to the extent reasonable shall make available its employees and relevant records to provide evidence for such suit.

    6.5 If, during the term of this Agreement, any third party (other than an Affiliate of a party) claims that CIO's making, using or selling of Licensed Products hereunder infringes on a third-party patent based upon claims that dominate claims in the Licensed Patent Rights, within 120 days after notice by CIO, CDS shall either (i) procure for CIO the right to exercise all rights licensed under this Agreement without any additional payment therefor by CIO, or
(ii) advise CIO that it elects not to procure such rights itself. If CDS does not procure such right within such 120 day period after notice of such claim by CIO, CIO shall have the right, but not the obligation, to procure such rights itself and offset one-half of any royalty payments hereunder on a product-by-product basis, by the amount paid by CIO for such third-party rights, provided that the offset under this provision shall not be used to reduce the royalty payment for any period by more than [*] of Net Sales for CDS and [*] of Net Sales for UKRF, and any amount remaining to be offset from any period shall be carried forward until offset against royalties for future periods.

7.  Development of Products
    -----------------------

    7.1 CDS will be responsible for developing and testing, through Phase I clinical trials, each of the Initial Ophthalmic Products, including but not limited to preclinical testing, manufacturing or otherwise sourcing product for preclinical and clinical testing, clinical data gathering, biostatistics analysis and preparation of pertinent FDA documents to be filed by CIO. Such development efforts shall be performed substantially in accordance with the R&D plan and with such protocols and priorities as are mutually agreed upon by CIO and CDS within 30 days after the date of this Agreement (the "Initial Product R&D Plan"). CDS shall perform such activities in a timely manner to achieve the goals of the Initial Product R&D Plan.

        7.1.1 In carrying out the Initial Product R&D Plan, CDS shall consult regularly with CIO, provide CIO complete disclosure of all material developments and technical information, and obtain CIO's consent before any substantial modification of such plan. If the Plan is modified as to any of the Initial Ophthalmic Products in a manner that would reduce the total amount of any investment in development of such product, CIO and CDS shall mutually agree on the reallocation of such funding to one of the other Initial Ophthalmic Products or to the development of an additional Licensed Product or as otherwise mutually agreed.

    7.2 CDS and CIO shall collaborate on the planning and implementation of Phase II and Phase II/III clinical studies involving the Initial Ophthalmics Products, and shall mutually agree on the protocol for each such study (except for the ganciclovir clinical study, which is in progress at the date of this Agreement). Unless mutually agreed otherwise, the outside costs of each Phase II or II/III study will be co-funded by CDS and CIO consistent with the budget set forth on Exhibit 7.2. CDS shall produce, analyze and supply products for Phase II or II/III studies and CIO will provide clinical and regulatory support, each at its own expense. If CIO notifies CDS of a proposed Phase I, II or II/III clinical study on an Initial Ophthalmic Product, which study is not included in the Initial Product R&D Plan, and CDS declines to participate in such study, CIO shall have the right to manage and fund such study without further participation of CDS.

    7.3 CIO will be responsible for managing and funding Phase III clinical studies on the Initial Ophthalmic Products in a reasonable manner. In managing such studies CIO shall consult with and take under advisement input from CDS.

    7.4 CIO shall use reasonable efforts to keep CDS fully informed of CIO's plans with respect to development of each Licensed Product under active development, prior to filing an INDA on such product.

     With respect to Licensed Products other than the Initial Ophthalmics Products that CIO desires to develop, CIO shall notify CDS of CIO's development plans for such product and CDS shall have the opportunity to perform in vitro studies on drug release and design of such product, provided that CDS will report its results to CIO and maintain such results in confidence as provided herein and that CDS will not obtain any additional rights in such products by virtue of performing such studies.

    7.5 CIO shall own all preclinical and clinical data, and any proprietary interests therein, resulting from the development efforts referred to in this
Article 7, and shall have a right to use and reference any such data, or background information of CDS related to such preclinical and clinical data, for the purpose of developing and making, using and selling Licensed Products, including obtaining regulatory approval to market such products. Notwithstanding anything to the contrary herein, all applicable regulatory filings on the Licensed Products (including, but not limited to any INDA or NDA) shall be performed in the name of and held by CIO, unless determined otherwise in CIO's sole discretion.

    7.6 CIO shall use reasonable diligence to bring the Initial Ophthalmic Product containing ganciclovir (the "GVC Product") to market and to evaluate, develop and commercialize other Licensed Products. CIO agrees that if it does not file with the FDA its NDA for approval to market GVC Product within two years after the date of this Agreement., it shall pay $100,000 to CDS within 30 days after notice thereof from CDS, in order to maintain this Agreement in effect. Such payment shall be an advance payment of royalties fully creditable against royalties payable under Article 3. If such NDA is not filed within three years after such date, CIO shall make an additional payment of $100,000 to CDS (which second payment shall not be creditable against royalties), within 30 days after notice thereof from CDS, in order to maintain this Agreement in effect. If either such payment is not made in a timely manner, CDS shall have the right to terminate this Agreement upon written notice to CIO. In addition, CDS shall have the right to terminate this Agreement upon written notice to CIO if CIO has not filed such NDA within four years after the effective date hereof.

    7.7 If CIO reasonably determines that it would not be technically or commercially feasible to further develop such GVC Product, it shall promptly meet and confer with CDS and determine an appropriate alternative product to develop as a first priority. If such an alternative product is selected or if CIO's development of the GVC Product is delayed due to causes beyond CIO's reasonable control, CIO and CDS shall negotiate in good faith to adjust the above milestone dates to accommodate such changes reasonably.

    7.8 During the term of this Agreement CIO shall maintain in effect a sales force dedicated primarily to servicing the requirements of ophthalmic surgeons in order to promote and market Licensed Products.

8.  Representations and Warranties
    ------------------------------

    8.1 Each party hereby represents and warrants to the other as follows:
8.1.1 It is a corporation duly organized and validly existing and in good standing under the laws of its state of incorporation.
8.1.2 It has power and authority to execute and deliver this Agreement, and to perform its obligations hereunder.

        8.1.3 Except as set forth in Exhibit 8.1.3, the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a, breach of any of the terms and provisions of or constitute a default under (i) any loan agreement, guaranty, financing agreement, agreement affecting any of the Licensed Patent Rights or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter document or by-laws; or
(iii) any law, rule, regulation or any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

        8.1.4 This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.

        8.1.5 There are no actions, suits or proceedings pending or, to its knowledge, threatened against it or its Affiliates which affect its ability to carry out its obligations under this Agreement.

    8.2 In addition to the foregoing, CDS represents, warrants and covenants to CIO as follows:

        8.2.1 There are no actions, suits or proceedings pending or, to CDS's knowledge, threatened against CDS or any of its Affiliates, at law or in equity before any court or administrative office or agency which affect the Licensed Patent Rights or the Licensed Products .

        8.2.2 To CDS's knowledge, CIO's practice of the Licensed Patent Rights as contemplated by this Agreement will not involve any infringement or constitute an unauthorized use of any patent, copyright, trade secret, proprietary information, license or right therein belonging to any third party.

        8.2.3 Each of the patent applications included in the Licensed Patent Rights is currently pending and in good standing, and has not been abandoned. CDS has no knowledge of any fact or circumstance, other than as set forth in
Exhibit 8.2.3, that could adversely affect CDS ability to obtain patents based on such applications or the validity of such patents if any are issued.

        8.2.4 CDS has provided CIO with a true and complete copy of the UKRF License. The UKRF License is in full force and effect, and has not been amended or modified.

9.  Indemnity
    ---------

    9.1 Each party agrees to indemnify and hold the other party and its Affiliates, officers, directors, employees, agents and shareholders harmless against any and all losses, liabilities, damages, claims, judgments, demands, and expenses (including reasonable attorneys' fees) and costs (together or individually, a "Loss") arising out of or in connection with (i) the breach by the indemnifying party of any of its representations or warranties contained in this . Agreement, (ii) the nonperformance, partial or total, of any covenants of the indemnifying party contained in this Agreement; or (iii) any alleged act or omission of CDS in carrying out the development of any Licensed Products prior to the effective date of this Agreement, including but not limited to clinical testing of such products.

    9.2 CIO agrees to indemnify and hold CDS and UKRF, and each of their Affiliates, trustees, officers, directors, employees and shareholders harmless against any Loss arising out of any death or injury to any person or persons or out of damage to any property resulting from the production, manufacture, use, consumption, sale or advertisement of the Licensed Products and Licensed Processes hereunder by CIO and its Affiliates, except to the extent such Loss results from negligence or nonperformance of contractual obligations hereunder by the party to be indemnified.

    9.3 As a condition to the indemnified party's right to indemnification under this Article, the indemnified party shall give prompt notice to the indemnifying party of any suits, claims or demands by third parties or the indemnified party which may give rise to any Loss for which indemnification may be required under this Section. The indemnifying party shall be entitled to assume the defense and control of any suit, claim or demand of any third party at its own cost and expense; provided, however, that (i) the other party shall have the right to be represented by its own counsel at its own cost in such matters, and (ii) any settlement of such suit, claim or demand shall be subject to the prior written consent of such other party, which consent shall not be withheld or delayed unreasonably.

    9.4 CIO shall promptly obtain and maintain insurance in amounts not less than $5,000,000 covering liabilities arising out of the manufacture, use and sale of Licensed Products or Licensed Processes and shall provide CDS and UKRF evidence of product liability insurance.

10.  Ownership of Proprietary Information; Confidentiality
     -----------------------------------------------------

    10.1 Each party shall own all right, title and interest in and to any proprietary information which is developed or acquired by such party or its Affiliates or agents in the course of performing activities under this Agreement, subject to any license rights granted to the other party under this Agreement and the provisions of Section 7.5.

    10.2 Each party shall itself, and shall cause its employees and agents to, use diligent efforts to keep confidential and to refrain from using, except, as contemplated in this Agreement, all Licensed Know-How and all confidential business and technical information disclosed to such party by the other party, during the term of and for a period of three years after the termination of this Agreement. The foregoing shall not apply to such information that a party can demonstrate (a) was known to such party before it was disclosed to such party,
(b) was known to the public at the time of disclosure, or subsequently becomes so known through no act or omission of such party, (c) is received by such party from a third party not under any obligation of confidentiality, or (d) is developed by such party independently of any disclosure hereunder. Nothing contained in this Section shall be deemed to restrict the use of such confidential business information or Licensed Know-How as necessary and proper to exercise the parties' rights under this Agreement, or to comply with the parties' obligations under this Agreement.

    10.3 Prior to public disclosure by either party of the existence of this Agreement or of any of its terms and conditions, the party proposing to disclose such information shall provide the other party with advance written notice thereof and a copy of such proposed disclosure. Such disclosure shall not be made without the prior written consent to such disclosure by the other party, which consent shall not be unreasonably withheld or delayed.

11.  CIO Rights of First Negotiation
     -------------------------------

    11.1 CDS hereby grants to CIO during the term of this Agreement a right of first negotiation to license, on a product-by-product basis, products developed or to be developed by CDS to the extent they are not licensed under other provisions of this Agreement. CDS shall notify CIO of each such product including in such notice information available to CDS that is reasonably necessary for making a decision to invest in such product (the "Product Opportunity Notice"). If CIO notifies CDS within 30 days of receipt of a Product Opportunity Notice that CIO desires to evaluate such product opportunity, CDS and CIO shall negotiate in good faith during the period ending 120 days after the date of the Product Opportunity Notice (the "Negotiation Period"), to participate in the development of and/or to enter into a license to commercially exploit such product on reasonable commercial terms. During the Negotiation Period, CDS shall supply CIO on a confidential basis with additional information reasonably requested by CIO and available to CDS, and cooperate (at CIO's expense) in any experiments reasonably requested by CIO designed to evaluate the product opportunity. If CIO and CDS cannot reach agreement on such a license during the Negotiation Period, then (i) CDS may contact third parties regarding a potential license for such product, provided CDS takes appropriate steps to protect the confidentiality of CDS's proprietary information, and does not reveal any CIO proprietary information; and (ii) CDS may license its rights in the product to a third party, but only on terms more favorable overall to CDS than the terms offered to CIO. If CDS does not enter into such a third-party license relating to such product within one year after the beginning of a Negotiation Period, then CDS shall re-submit to CIO a new Product Opportunity Notice regarding such product, and again follow the foregoing procedures before licensing such product to a third party. If CIO or its assignee does. not give a CIO Notice within the 30-day period, CDS may license such product to third parties in its discretion. Nothing herein shall be deemed to obligate CIO to grant any CIO technology rights (including its rights in the Licensed Patent Rights) to CDS or a third party as a result of a product license by CDS under this Section. CIO shall have the right to assign its rights to negotiate and obtain any license hereunder to an Affiliate of CIO after CIO receives the Product Opportunity Notice relating to such opportunity.

12.  Required Consents; Subsequent Events
     ------------------------------------

    12.1 Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute a license or sublicense of any Licensed Patent Rights or Licensed Know-How if an attempted license thereof would constitute a breach of any enforceable agreement or would be ineffective, in either case without the consent or waiver of a third party to such license, or would violate any applicable law; provided, however, that this provision shall not be deemed to modify in any respect any of CDS's representations or warranties.

    12.2 CDS shall use reasonable efforts to obtain all such consents and waivers. Until such consent or waiver has been obtained, CIO shall use reasonable efforts to perform in CDS's name and, in respect of the incremental costs incurred by CIO in performing in CDS's name, at CDS's expense, all of CDS's obligations with respect to each item of Licensed Patent Rights or Licensed Know-How for which any such consent or waiver has not been obtained.

    12.3 If any such item of Licensed Patent Rights or Licensed Know-How is not licensed to CIO pursuant to this Article 12, CDS shall cooperate with CIO in any reasonable arrangement designed to provide for CIO all of the benefits of, and to have CIO assume the obligations and expenses expressly assumed by CIO hereunder with respect to, all such licensed intellectual property. At CIO's request, CDS shall take all reasonable actions requested by CIO to enforce for the benefit of CIO any and all rights of CDS with respect to any such licensed intellectual property that is not otherwise licensed pursuant to the provisions of this Agreement. Nothing herein shall create or provide any rights or benefits in or to third parties.

    12.4 If a claim brought by any party challenging any of the transactions contemplated hereby results in any ruling or order which has the result of frustrating in a material way the licensing of the intellectual property licensed hereunder to CIO or use thereof pursuant to the applicable CIO licensing provisions contained herein, CDS shall cooperate with CIO in any reasonable arrangement designed to give CIO, a nearly as possible, the same economic benefits, and to have CIO assume the same obligations and expenses, as if such license had been consummated in accordance with the provisions hereof.

    12.5 Upon the occurrence of any of the events specified in Section 12.3 and/or Section 12.4, CIO and CDS agree to attempt for sixty (60) days to reach agreement on the manner in which the provisions of those sections shall be implemented. If, at the end of such sixty (60) day period, such negotiations have not resulted in an agreement, then either. CIO or CDS may elect, by written notice to the other, to have the matter finally settled by an arbitration to take place in accordance with the rules of the American Arbitration Association (the "AAA"). There shall be one arbitrator selected by mutual agreement of CDS and CIO or if they are unable to agree by the AAA. The arbitrator shall hear evidence and shall have the power to order production of such documents from CIO and CDS as the arbitrator shall determine necessary.

13.  Term; Termination
     -----------------

    13.1 This Agreement shall become effective as of the date hereof and shall continue until the expiration of all Licensed Patent Rights, unless earlier terminated in accordance with Section 13.2 or unless extended or terminated by mutual written agreement of the parties. Upon expiration of all Licensed Patent Rights if this Agreement has not been earlier terminated, CIO shall have a fully paid-up license under the rights granted in Article 2, subject to payment of all royalties and provision of all reports pursuant to Section 13.3.

    13.2 This Agreement may be terminated (i) by either party upon the material breach of this Agreement by the other party if such breach is not cured within 60 days after written notice from the nonbreaching party; provided, however, that termination of this Agreement is not intended to be the sole remedy of either party in the event of a breach of this Agreement by the other party, and in the event of a breach of this Agreement by one party, the other party shall be entitled, in addition, to all remedies available at law or in equity; and provided, further, that if the material breach is a nonpayment of amounts due hereunder, such cure period shall be 30 days after such written notice, or (ii) by either party upon the bankruptcy, insolvency, assignment for the benefit of creditors or other act of insolvency by, of or against the other party or its parent, if any; or (iii) by CIO, at its option, upon 180 days' written notice to CDS; or (iv) by CDS pursuant to Section 7.6.

    13.3 Termination of this Agreement shall be without prejudice to (i) CDS's rights to receive royalty payments accrued hereunder and related reports; (ii) each party's rights and obligations under Articles 9, 10 and 14 or (iii) any other rights or remedies available to the parties. Upon termination CIO shall have the right, subject to payment of the royalties and provision of related reports as herein provided, to continue to sell Licensed Products in its inventory at the time of termination, but in no event for more than one year after termination.

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

    13.4 Notwithstanding anything to the contrary in this Agreement (including but not limited to Section 14.1), CIO shall have the right, upon 180 days' notice to CDS, to terminate the license hereunder with respect only to Licensed Patent Rights sublicensed from UKRF, and not with respect to other rights licensed hereunder. (Such a termination shall be referred to herein as a "Patent Rights Termination".) Upon receipt of notice from CIO of a Patent Rights Termination, CDS shall notify UKRF of such termination and either terminate the UKRF License as of the same date as the Patent Rights Termination or make such other arrangements for fulfilling CDS's obligations under the UKRF License as CDS deems appropriate. As of the effective date of a Patent Rights Termination,
(i) CIO's obligations and rights as sublicensee under the UKRF License shall terminate, including but not limited to CIO's obligation to pay royalties for UKRF under Section 3.3; (ii) CIO's royalty payments under Section 3.2 for the GVC Product shall be further reduced to [*] of Net Sales of such product after [*} in aggregate Net Sales for such product have been achieved; and (iii) CIO's royalty payments under Section 3.2 for all other Licensed Products shall be reduced to a flat [*] of Net Sales regardless of the level of Net Sales. Upon a Patent Rights Termination, the term "Licensed Product" hereunder shall be deemed to mean a sustained-release drug delivery system for use in Ophthalmic Applications, the manufacture, use or sale of which utilizes Know-How owned or controlled by CDS.

14.  Miscellaneous
     -------------

    14.1 To the extent this Agreement includes a sublicense of rights licensed under the UKRF License, CIO acknowledges and agrees that the terms of such sublicense shall be subject to the terms and conditions of the UKRF License, a copy of which is attached hereto as Exhibit 14.1. To the extent the terms and conditions of the UKRF License are inconsistent with the terms of this Agreement, with respect to the rights sublicensed from UKRF the terms of the UKRF License shall prevail; provided, however, that CDS shall use its best efforts to obtain the agreement of UKRF to obtain the agreement of UKRF to amend the UKRF License to the extent necessary to make such license consistent with the terms of this Agreement, and if CDS is not successful in obtaining such amendments the terms and conditions of Sections 3.4 and 6.5 of this Agreement shall be modified to provide to CIO substantially the same economic benefits and burdens as if such amendment had been obtained and Section 6.1 shall be modified to provide that, if CDS recovers any damages from a third party infringer above the amount necessary to reimburse its costs of suit, CDS will pay to CIO one-half of any such amount that CDS is entitled to retain under the UKRF License.

    14.2 This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute this Agreement.

    14.3 Any notice or other communication required or permitted to be given by either party under this Agreement shall be given in writing and shall by effective when delivered, if delivered by hand or by electronic facsimile or five days after mailing if mailed by registered or certified mail, postage prepaid and return, receipt requested, addressed to each party at the following addresses or such other address as may be designated by notice pursuant to this
Section 14.3:

     If to CDS:   Control Delivery Systems, Inc.
                  2702 Whitney Avenue Hamden, CT 06518
     Attn:        Mr. Vincent Manopoli:
     Facsimile:   (203) 288-7687

     If to CIO:   Chiron IntraOptics
                  9342 Jeronimo Road
                  Irvine, CA 92718
     Attn:        Dr. William J. Link
     Facsimile:   (714) 768-4882

    14.4 If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

    14.5 No amendment, modification or addition hereto shall be effective or binding on either party unless set forth in writing and executed by a duly authorized representative of the party to be charged.

    14.6 No waiver of any rights under this Agreement shall. be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or any other right arising under this Agreement.

    14.7 The section headings contained in this Agreement are included for convenience only and form no part of this Agreement between the parties.

    14.8 This Agreement shall not be assignable by any party hereto, whether by assignment, merger, sale of assets or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that no consent shall be required for any assignment of this Agreement by CIO to an Affiliate of CIO. Any purported assignment in contravention of this Section 14.8 shall, at the option of the nonassigning party, be null and void and of no effect. Except as otherwise provided above, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

    14.9 All provisions of this Agreement which, by their terms, require performance after the termination of the Agreement shall survive the termination of this Agreement.

    14.10 Except as otherwise provided herein, each party shall bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

    14.11 Neither party shall use the name, tradename or trademark of the other party in connection with this Agreement without the express prior written consent of the other party, and nothing herein shall be deemed to require any party to use any name or mark of the other party in connection with commercialization of products hereunder.

    14.12 This Agreement (together with the exhibits and schedules hereto as such exhibits may be amended from time to time in accordance with this Agreement), constitutes the entire Agreement between the parties with respect to the subject matter hereof and thereof. All prior or contemporaneous agreements, whether written or oral, and all proposals, understandings and communications between or involving the parties hereto are hereby canceled and superseded.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date which appears in the first paragraph of this Agreement.

CDS:      CONTROL DELIVERY SYSTEMS, INC.

          By: /s/ Vincent C. Manopoli
              ------------------------------
          Title: President
                ---------------------------

CIO:      CHIRON INTRAOPTICS, INC.

          By: /s/ William Link
              -----------------------------
          Title: Chairman and CEO
                --------------------------

             AMENDMENT NO. 1 TO LICENSE AND DEVELOPMENT AGREEMENT
             -----------------------------------------------------

     This Amendment No. 1 (the "Amendment") to the License and Development Agreement (the "License Agreement") dated as of December 31, 1992 by and between Control Delivery Systems, Inc., a Delaware corporation ("CDS") and Chiron IntraOptics, Inc., a Delaware corporation ("CIO") is made as of August 16, 1993.

                                   Background
                                   ----------

     The parties wish to clarify a provision to the License Agreement.

NOW, THEREFORE, CDS and CIO agree as follows:

     1. The last sentence of Section 13.4 of the License Agreement shall be amended to read in its entirety as follows:

     Upon a Patent Rights Termination, the term "Licensed Product" hereunder shall be deemed to mean a sustained-release drug delivery system for use in Ophthalmic Applications, the manufacture, use or sale of which utilizes Licensed Know-how owned or controlled by CDS, and the term "Licensed Know-How" shall be deemed to mean any and all Know-How owned and controlled by CDS which is necessary or useful for making, using or selling a sustained-release drug delivery system for use in Ophthalmic Applications, including but not limited to in vitro, preclinical and clinical data, regulatory filings, and manufacturing information. CDS warrants and represents, and CIO acknowledges, that CDS has significant Know-How which CDS will provide to CIO pursuant to this Agreement.

     2.  The License Agreement is in all other respects confirmed.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date which appears in the first paragraph of this Amendment.

                              CDS: Control Delivery Systems, Inc.


                              By: /s/ Vincent C. Manopoli
                                 ---------------------------------
                                  President


                              CIO: Chiron IntraOptics, Inc.


                              By: /s/ William Link
                                 ---------------------------------
                                  President

              AMENDMENT NO. 2 TO LICENSE AND DEVELOPMENT AGREEMENT
              ----------------------------------------------------

     This Amendment No. 2 (the "Amendment") to the License and Development Agreement (the "License Agreement") dated as of December 31, 1992, by and between Control Delivery Systems, Inc., a Delaware corporation, ("CDS") and Chiron Vision Corporation (formerly Chiron IntraOptics, Inc.), a Delaware corporation, ("Chiron") as amended August 16, 1993, is made as of this 30th day of March, 1995.

                                   BACKGROUND
                                   ----------

     A.  The parties desire to amend to the License Agreement as follows:

     NOW, THEREFORE, CDS and Chiron agree as follows:

     1. All capitalized terms not defined herein shall have the meaning set forth in the License Agreement.

     2.  The following shall be added to Section 2.2 of the License Agreement:

     CDS shall immediately notify Chiron of (i) any notice from UKRF, whether written or oral, that CDS is in breach of the UKRF License or that UKRF intends, or has any basis, to restrict or terminate the UKRF License, or (ii) any circumstances which would give UKRF the right to do any of the foregoing. In such event, and in all other circumstances, CDS shall use its best efforts to maintain the UKRF License. Notwithstanding the foregoing, Chiron shall have the right to undertake any obligation of CDS under the UKRF License, or to cure any breach by CDS of the UKRF License, in order to maintain the UKRF License in full force and effect. Any expenses incurred by Chiron in so maintaining the UKRF License shall, at Chiron's election, be promptly reimbursed by CDS to Chiron or subject to offset by Chiron of any amount due CDS hereunder.

     3.  The following shall be added as Section 3.6 of the License Agreement:

          3.6 In addition to the initial license fee set forth in Section 3.1, on or before March 31, 1995, Chiron shall pay CDS two hundred and fifty thousand dollars, ($250,000), which shall be fully creditable against any earned royalties that become payable hereunder with respect to Net Sales of Licensed Products after January 1, 1997. Such credit shall be taken by Chiron against fifty percent of royalties otherwise actually payable in cash (i.e. after the use of the credit arising from the initial license fee set forth in Section 3.1, or any other credits or offsets) with respect to Net Sales after such date, so that of the first five hundred thousand dollars ($500,000) of royalties (after giving effect to such credits or offsets), CDS shall receive two hundred and fifty thousand dollars ($250,000).

     4. Section 6.1, 6.2 and 6.3 of the License Agreement are amended in their entirety to read as follows:

          6.1 CDS shall inform Chiron promptly of any alleged infringement involving Ophthalmic Applications by third parties of any Licensed Patent Rights and provide any information available to CDS relating to such alleged infringement. Chiron shall have the right, but not the obligation, to prosecute such infringement at its own expense with counsel to which CDS has no reasonable objection. Chiron shall consult with CDS on material aspects of such litigation. No settlement, consent, judgment or other voluntary final disposition of the suit may be entered into without the consent of CDS which consent shall not be unreasonably withheld or delayed. Chiron shall indemnify CDS and UKRF against any order for costs that may be made against either of them in such proceedings.

     Any recovery of damages in any such suit shall be applied first in satisfaction of any expenses and legal fees incurred by Chiron to third parties in connection with the suit. Thirty percent (30%) of the balance remaining from any such recovery shall be retained by Chiron and seventy percent (70%) of such balance shall be retained by CDS.

          6.2 If within 120 days after having been notified of any alleged infringement, Chiron shall have been unsuccessful in obtaining the agreement of the alleged infringer to desist from the infringing activities, or shall not have brought and be diligently prosecuting an infringement action, or if Chiron shall have notified CDS of its intention not to bring suit against the alleged infringer, then (and only then) CDS shall have the right, but not the obligation, to prosecute such infringement at its own expense with counsel to which Chiron has no reasonable objection. In such event, unless otherwise agreed by CDS and Chiron, CDS shall bear the costs of any such infringement suit commenced by CDS and shall keep any recovery derived therefrom. CDS shall consult with Chiron the material aspects of such litigation, and shall select counsel to which Chiron has no reasonable objection. No settlement, consent judgement or other voluntary final disposition of the suit may be entered into without the consent of Chiron, which consent shall not be unreasonably withheld or delayed. CDS shall indemnify Chiron against any order for costs that may be made against Chiron in such proceedings.

          6.3 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Chiron, and in such event Chiron does not elect to defend against such action, CDS, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the defense of the action at its own expense; provided that CDS shall consult with Chiron on material aspects of such litigation and provided further that CDS shall select counsel to which Chiron has no reasonable objection. No settlement, consent judgement or other voluntary final disposition of the suit may be entered into without the consent of CDS which consent shall not be unreasonably withheld or delayed.

     5. Section 9.1 of the License Agreement is amended to add the following sentence:

     "For purposes hereof, a Loss' of Chiron shall include any amounts paid by Chiron to a third party pursuant to any agreement between Chiron and the third party for the manufacture, distribution, promotion or sale of the Licensed Products."

     6. Section 10.2 of the License Agreement is amended to add the following sentence:

     "Notwithstanding the foregoing, Chiron may disclose such confidential business and technical information received by it from CDS to any third party that has entered an agreement with Chiron for the manufacture, distribution, promotion or sale of the Licensed Products so long as such third party is bound by confidentiality provisions substantially equivalent hereto."

     7.  The License Agreement is in all other respects confirmed.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date which appears in the first paragraph of this Amendment.

                                        Control Delivery Systems, Inc. ("CDS")


                                        By: /s/ Paul Ashton
                                           -----------------------------

                                        Its: President
                                            ----------------------------

                                        Chiron vision Corporation ("Chiron")


                                        By: /s/ William Link
                                           -----------------------------
                                             President

                                  SEP - 7 1995

CONTROL
DELIVERY
SYSTEMS INC.

August 21, 1995


William Link, Ph.D.
Chiron Vision Corporation
500 Iolab Drive
Claremont, CA 91711

Dear Bill:

Reference is made to a certain License and Development Agreement (the "License Agreement"), dated as of December 31, 1992, by and between Control Delivery Systems, Inc. ("CDS") and Chiron Vision Corporation (formerly Chiron Intra0ptics, Inc.) ("Chiron"), as amended by Amendment No. 1 to License and Development Agreement, dated as of August 16, 1993, as further amended by Amendment No. 2 to License and Development Agreement, dated as of March 30, 1995, as further amended by Amendment No. 3 to License and Development Agreement, dated as of June 23, 1995 ("Amendment No. 3").

CDS agrees that if Development Product No. 1 (as the term is defined in Amendment No. 3) falls outside of the scope of the Licensed Patents (as that term is defined in the License Agreement), CDS and Chiron shall enter into a license agreement on substantially similar terms as the license agreement concerning Development Product No. 1.

Very truly yours,

/s/ Vincent Manopoli

Vince Manopoli
Chief Operating Officer

Accepted By: /s/ William Link
            --------------------------------
Name: William Link
     ---------------------------------------
Title: Chairman and CEO
      --------------------------------------

Telephone: (407) 395-6922 . 2424 N. Federal Highway, Suite 362, Boca Raton, FL 33431 . Fax: (407) 395-7426

              Amendment No. 3 to License and Development Agreement
              ----------------------------------------------------


     This Amendment No. 3 (the "Amendment") is made and entered into as of June 23, 1995 and amends the License and Development Agreement (the "License Agreement"), dated as of December 31, 1992, by and between Control Delivery Systems, Inc., a Delaware corporation ("CDS"), and Chiron Vision Corporation, a Delaware corporation ("CIO"; formerly Chiron IntraOptics, Inc.), as amended by Amendment No. 1 to License and Development Agreement, dated as of August 16, 1993, and as further amended by Amendment No. 2 to License and Development Agreement, dated as of March 30, 1995.

     NOW, THEREFORE, in consideration of the mutual agreements provided herein, CDS and CIO agree as follows:

I. Amendments to Definitions.
   -------------------------

     Section 1 of the License Agreement is amended to add the following definition:

     "Development Product No. 1" shall mean a device for intravitreal implantation designed to deliver ganciclovir that meets the specifications set forth in Exhibit A.

     The definition of Licensed Product in Section 1 of the License Agreement is amended to add the following to the end of the definition:

     ", including but not limited to the Development Product No. 1."

II. New Section. The License Agreement is amended to add the following new
    -----------
section:

     15. Development Product No. 1
         -------------------------

          15.1 Payments. On June 23, 1995, CIO shall pay to CDS Two Hundred Thousand Dollars ($200,000). Upon delivery of a prototype design of the Development Product No. 1 to CIO, CIO shall pay to CDS One Hundred Ten Thousand Seventy Three Dollars ($110,073). Upon production of clinical supplies of Development Product No. 1 to be used for an INDA trial, CIO shall pay to CDS One Hundred Ten Thousand Seventy Three Dollars ($110,073). Upon the commencement of a Phase I clinical trial concerning the Development Product No. 1, CIO shall pay to CDS One Hundred Dollars ($100,000). CIO shall make the above payments within thirty days following the occurrence of corresponding event, except that CIO shall make the first payment above on the indicated date.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

CONTROL DELIVERY                  CHIRON VISION CORPORATION
SYSTEMS, INC.



By: /s/ Vincent C. Manopoli        By: /s/ E. Cummings
   -----------------------------      ---------------------------
Name: Vincent C. Manopoli          Name: E. Cummings
     ---------------------------        -------------------------
Title: Chief Operating Officer     Title: Chief Financial Officer
      --------------------------         ------------------------

                                   Exhibit A

                                 Specifications
                                 --------------

1. The Development Product No. 1 shall conform to the existing University of Kentucky patent.

2. The overall exterior dimensions shall be reduced to allow for implantation through an incision 4mm or smaller.

3. The Development Product shall release at the same rate as specified for the current implant. Because of increased drug loading it will release for a minimum of 18 months.

June 10, 1996

Paul Ashton, Ph.D.
President and Research Director
Control Delivery Systems, Inc.
86 Rosedale Road
Watertown, MA 02172

Dear Paul:

Control Delivery Systems, Inc. ("CDS") and Chiron Vision Corporation ("Chiron") are parties to that certain License and Development Agreement dated as of December 31, 1992, as amended by Amendment No. 1 to License and Development Agreement, dated as of August 16, 1993, as further amended by Amendment No. 2 to License and Development Agreement, dated as of March 30, 1995, as further amended by Amendment No. 3 to License and Development Agreement, dated as of June 23, 1995 (the "Agreement").

Chiron agrees to pay to CDS Sixty Thousand Dollars ($60,000) per mont during calendar year 1996, beginning June 1, 1996 and ending June 30, 1997 as a payment against royalties due and owing under the Agreement. Such payments shall be immediately credited in full against royalties due and owing under the Agreement without any proration. This letter agreement shall be considered an amendment to the Agreement. As amended hereby, the Agreement shall continue in full force and effect.

If you agree with the above, please indicate your agreement by signing where indicated below.

Very truly yours,

/s/ William J. Link

William J. Link

Agreed to and accepted by Control Delivery Systems.

By: /s/ Paul Ashton
    --------------------

Its: President
    --------------------

Date: 28 June 96
    --------------------

              AMENDMENT NO. 4 TO LICENSE AND DEVELOPMENT AGREEMENT
              ----------------------------------------------------

     This Amendment No. 4 to the License and Development Agreement (the "License Agreement") dated December 31, 1992 by and between Control Delivery Systems, Inc. a Delaware Corporation ("CDS") and Chiron Vision Corporation (formerly ChironIntraoptics, Inc.) a Delaware corporation ("Chiron") as amended by Amendment No. 1 to the License and Development Agreement, dated as of August 16, 1993, as further amended by Amendment No. 2 to License and Development Agreement, dated as of March 30, 1995, as further amended by Amendment No. 3 to License and Development Agreement, dated as of June 23, 1995, is made s of this 31st day of December 1997.

                                   BACKGROUND
                                   ----------

A.  the parties desire to amend the License Agreement as follows:

NOW, THEREFORE, CDS and Chiron agree as follows:

1. All capitalized terms not defined herein shall have the meaning set forth in the License Agreement.

2. Section 11 and 11.1 of the License Agreement are amended in their entirety to read as follows:

11.  CIO rights of First Negotiation
     -------------------------------

     11.1 CDS hereby grants to CIO during the term of this Agreement a right of first negotiation to license, on a product-by-product basis, ophthalmic products developed or to be developed by CDS to the extent they are not licensed under other provisions of this Agreement CDS shall notify CIO of each such product including in such notice information available to CDS that is reasonably necessary for making a decision to invest in such product (the "Product Opportunity Notice"). If CIO notifies CDS within 30 days of receipt of a Product Opportunity Notice that CIO desires to evaluate such a product opportunity, CDS and CIO shall negotiate in good faith during the period ending 120 days after the date of the Product Opportunity Notice (the "Negotiation Period"), to participate in the development of and/or to enter into a license to commercially exploit such product on reasonable commercial terms. During the Negotiation Period, CDS shall supply CIO on a confidential basis with additional information reasonably requested by CIO and available to CDS, and cooperate (at CIO's expense) in any experiments reasonably requested by CIO designed to evaluate the product opportunity. If CIO and CDS cannot reach agreement on such a license during the Negotiation Period, then (i) CDS may contact third parties regarding a potential license for such product, provided CDS takes appropriate steps to protect the confidentiality of CDS's proprietary information, and does not reveal any CIO proprietary information; and (ii) CDS may license its rights in the product to a third party, but only on terms more favorable overall to CDS than the terms offered to CIO. If CDS does not enter into such an third-party license relating to such product within one year after the beginning of a Negotiation Period, then CDS shall re-submit to CIO a new Product Opportunity Notice regarding such product, and again follow the forgoing procedures before licensing such product to a third party. If CIO or its assignee does not give CDS notice within the

     30-day period, CDS may license such product to third parties in its discretion. Nothing herein shall be deemed to obligate CIO to grant any CIO technology rights (including its rights in the Licensed Patent Rights) to CDS or a third party as a result of a product license by CDS under this Section. CIO shall have the right to assign its rights to negotiate and obtain any license hereunder to an Affiliate of CIO after CIO receives the Product Opportunity Notice relating to such opportunity.

     11.2 CDS hereby grants to CIO during the term of this Agreement a right of first negotiation to license, on a product-by-product basis, non-ophthalmic products developed or to be developed by CDS to the extent they are not licensed under other provisions of this Agreement. CDS shall notify CIO of each such product including in such notice information available to CDS that is reasonably necessary for making a decision to invest in such product (the "Product Opportunity Notice"). If CIO notifies CDS within 30 days of receipt of a Product Opportunity Notice that CIO desires to evaluate such a product opportunity, CDS and CIO shall negotiate in good faith during the period ending 90 days after the date of the Product Opportunity Notice (the "Negotiation Period"), to participate in the development of and/or to enter into a license to commercially exploit such product on reasonable commercial terms. During the Negotiation Period, CDS shall supply CIO on a confidential basis with additional information reasonably requested by CIO and available to CDS, and cooperate (at CIO's expense) in any experiments reasonably requested by CIO designed to evaluate the product opportunity. If CIO and CDS cannot reach agreement on such a license during the Negotiation Period, then CDS may contact third parties regarding a potential license for such product, provided CDS takes appropriate steps to protect the confidentiality of CDS's proprietary information, and does not reveal any CIO proprietary information. If CIO or its assignee does not give CDS within the 30-day period, CDS may license such product to third parties in its discretion. Nothing herein shall be deemed to obligate CIO to grant any CIO technology rights (including it rights in the Licensed Patent Rights) to CDS or a third party as a result of a product license by CDS under this Section. CIO shall have the right to assign its rights to negotiate and obtain any license hereunder to an Affiliate of CIO after CIO receives the Product Opportunity Notice relating to such opportunity.

     IN WITNESS WHEREOF, the parties have executed the Amendment as of the date which appears in the first paragraph of this Amendment.

                                        Control Delivery Systems Inc. ("CDS")

                                        By: /s/ Paul Ashton
                                           ----------------------------------
                                            Paul Ashton, President and CEO

                                        Chiron Vision Corporation ("Chiron")


                                        By: /s/ illegible
                                           -----------------------------------



                                       29